Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

FILE NO: 78000.10

March 2, 2015

Orchid Island Capital, Inc.

3305 Flamingo Drive, Suite 100

Vero Beach, Florida 32963

Orchid Island Capital, Inc.

Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Orchid Island Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Form S-3 registration statement (File No. 333-195389) declared effective by the Securities and Exchange Commission on May 15, 2014 (the “Registration Statement”), with respect to the offer and sale by the Company of common stock, par value $0.01, of the Company (the “Common Stock”), preferred stock, par value $0.01, of the Company (the “Preferred Stock”), debt securities of the Company (the “Debt Securities”), and units comprising one or more of the preceding securities of the Company to be offered from time-to-time, having an aggregate public offering price not to exceed $500,000,000, and the offer and sale from time-to-time of Common Stock having a maximum aggregate value of up to $100,000,000 pursuant to a prospectus supplement filed on March 2, 2015 (the “Prospectus Supplement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1. the Registration Statement, the prospectus filed as a part of the Registration Statement (the “Prospectus”) and the Prospectus Supplement;

2. the Company’s Articles of Incorporation filed on August 17, 2010 with the Department of Assessments and Taxation of the State of Maryland (the “SDAT”), and the Articles of Amendment and Restatement filed on February 20, 2013 with SDAT;

3. the Company’s Amended and Restated Bylaws;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES

McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON

www.hunton.com

Orchid Island Capital, Inc.

March 2, 2015

4. the Officer’s Certificates (as defined below);

5. the Management Agreement, by and among the Company and Bimini Advisors dated February 20, 2013;

6. the Equity Distribution Agreement; and

7. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2015, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3. the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT (as defined below) for any taxable year; and

4. no action will be taken by the Company or Bimini Capital Management, Inc., a Maryland corporation (“Bimini”), after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Company’s Officer’s Certificate and a certificate, dated the date hereof and executed by a duly appointed officer of Bimini (together with the Company’s Officer’s Certificate, the “Officer’s Certificates”). No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained to the individuals making such

Orchid Island Capital, Inc.

March 2, 2015

representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a real estate investment trust pursuant to sections 856 through 860 of the Code (a “REIT”) for its taxable years ended December 31, 2013 and December 31, 2014, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT for its taxable year ending December 31, 2015 and thereafter; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s or Bimini’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of

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March 2, 2015

this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Legal Matters” in the Prospectus Supplement and “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP